Exhibit 10.19

EMPLOYMENT AGREEMENT
WITH
MICHAEL J. HARTNETT

This Employment Agreement (the “Employment Agreement”) is dated as of this first day of July, 2005 (the “Commencement Date”), and made between RBC Bearings Incorporated, a Delaware corporation (“Employer” or the “Company”), and Michael J. Hartnett Ph.D. (“Employee”). Prior to and through the time of their entry into this Agreement, Employee has served as Employer’s President and Chief Executive Officer (“Prior Employment”). both parties wish to continue this employment relationship under the terms reflected in this Agreement.

Therefore, Employer hereby employs Employee and Employee hereby accepts employment, on the terms and conditions hereinafter set forth.

1.                                       DEFINITIONS.

As used in this Agreement, and unless the context requires a different meaning, the following terms shall be defined as follows:

“Competing Business” means any business (including, without limitation, research and development) that is carried on by Employer in any material respect, and with which Employee is actively involved, during the Term.

“Person” means any natural person, partnership, corporation, trust, company or other entity.

“Territory” means the geographical area in which the Employer engages in any business (other than an insignificant amount of business), with which Employee is actively involved, during the Term.

2.                                       TERM.

Subject to the terms and conditions of this Agreement, the Company shall employ Employee as its President and Chief Executive Officer, for a term commencing on the Commencement Date hereof and continuing until July 1, 2010 or until earlier terminated pursuant to the provisions of Section 8 hereof. (the “Term”).

3.                                       DUTIES.

(a)                                  During the Term, Employee agrees to serve Employer as its President, Chief Executive Officer and Chairman of its Board of Directors (the “Board”) reporting to the Board, and in such other executive capacities as may be agreed from time to time by the Board (or a duly authorized committee thereof) and Employee; provided that (i) Employee’s duties shall at all times be limited to those commensurate with the foregoing offices, and (ii) Employee shall not be obligated, without his consent, to relocate his principal office location from Oxford, Connecticut (or the surrounding reasonable commuting area), although the foregoing limitation is not intended to limit Employee’s requirement, in the normal course of business, to travel to the Employer’s other business locations. Employee shall serve, if elected, as a director of, and if agreed by Employee and the board of directors of the organization in question, shall serve as an officer and render appropriate services to, corporations directly or indirectly controlled by Employer or by Roller Bearing Holding Company, Inc. (“Employer’s Affiliates”) as Employer may from time to time reasonably request (but only such services as shall be consistent with the duties Employee is to perform for Employer and with Employee’s stature and experience). All duties and services contemplated by this Section 3 are hereinafter referred to as the “Services.”

(b)                                 During the Term, Employee will devote his full business time and attention to, and use his good faith efforts to advance, the business and welfare of Employer; provided that the foregoing shall not restrict Employee’s rights to engage in passive investment activities, to serve on the boards of directors of other entities (so long as such activities are not violative of Section 4 below), or to engage in civic, charitable and other similar activities.

4.                                       CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE.

(a)                                  Employee hereby agrees that, during the Term and thereafter, he will not disclose to any Person, or otherwise use or exploit in competition with Employer or Employer’s Affiliates, any of the proprietary or confidential information or knowledge treated by the Employer or Employer’s Affiliates as confidential, including without limitation, trade secrets, processes, records of research, information included in proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding Employer or Employer’s Affiliates, its or their business, properties or affairs obtained by him at any time (i) during the Term or (ii) during any employment of Employee with the Employer or any of Employer’s Affiliates prior to the Commencement Date (“Prior Employment”), except to the extent required to perform the Services; PROVIDED that the foregoing shall not apply to: (A) information in the public domain other than by reason of a violation of this Agreement by Employee, or (B) information that Employee is compelled to disclose by operation of law or legal process (so long as Employee provides Employer with prior notice of any such compelled disclosure and an opportunity to defend against such disclosure), or (C) information generally known to Employee by reason of his particular expertise that is not specific to the Employer.

(b)                                 Employee hereby agrees that during the Term and for a period of two years thereafter (the “Non-Compete Term”), he will not (i) engage in or carry on, directly or indirectly, any Competing Business in any Territory in which such Competing Business is then engaged in by the Employer, (ii) allow his name to be used by any Person engaged in any Competing Business, (iii) invest in, directly or indirectly, any Person engaged in any Competing Business, or (iv) serve as an officer or director, employee, agent, associate or consultant of any Person engaged in a Competing Business (other than Employer or any Employer’s Affiliate). Notwithstanding the foregoing, the Non-Compete Term shall be only the Term hereof in the event Employee’s employment hereunder is terminated by the Employer hereunder without cause (as provided in Section 8(c) below) or by the Employee with good reason (as provided in Section 8(d) below). Subject to Section 3 (b) hereof, nothing herein shall prohibit the Employee from (A) investing in any business that is not a Competing Business or (B) investing in a publicly-held entity if such investment (individually or as part of a group) is limited to not more than five percent (5%) of the outstanding equity issue of such entity.

(c)                                  All intellectual properties developed by Employee during the Term or during any Prior Employment and that is related to the business (or foreseeable business prospects) of the Employer with which Employee is actively involved shall be for the account of the Employer. Employee agrees to enter into such agreements (including transfer documents) as may be reasonably required by Employer to confirm the foregoing.

(d)                                 Employee shall not, during the Non-Compete Term, directly or indirectly, solicit or induce or attempt to solicit or induce any affiliate, director, agent, or employee of Employer or contractor then under contract to the Employer, to terminate his, her or its employment or other relationship with Employer for the purpose of entering into a similar relationship with any Employer’s competitors or for any other purpose or no purpose. Employee shall not, during the Non-Compete Term, directly or indirectly, solicit or induce or attempt to solicit or induce any customer or supplier of Employer to terminate his, her or its relationship with Employer for the purpose of entering into a similar relationship with any competitors of Employer or Employer’s Affiliates or for any other purpose or no purpose.

(e)                                  Employee agrees that the remedy at law for any breach by him of any of any of the covenants and agreements set forth in this Section 4 will be inadequate and will cause immediate and irreparable injury to Employer and that in the event of any such breach, Employer, in addition to the other remedies which may be available to it at law, shall be entitled to seek injunctive relief prohibiting him from the breach of such covenants and agreements.

(f)            The parties hereto intend that the covenants and agreements contained in this Section 4 shall be deemed to include a series of separate covenants and agreements, one for each and every county of the states in which the Employer does business. If, in any judicial proceeding, the duration or scope of any covenant or agreement of Employee contained in this Section 4 shall be adjudicated to be invalid or unenforceable, the parties agree that this Agreement shall be deemed amended to reduce such duration or scope to the extent necessary to permit enforcement of such covenant or agreement.

5.                                       INDEMNIFICATION.

Employer hereby agrees to indemnify Employee to the maximum extent permitted by Delaware law at the time of the assertion, against any liability against Employee arising out of or relating to his status as an employee, officer or director acting within the course and scope of employment, office or director responsibility of Employer or any Employer’s Affiliate at any time during the Term, whether such liability is asserted during or after the Term.

6.                                       COMPENSATION AND BENEFITS.

(a)                                  During the Term, Employer shall pay Employee a salary at the rate of forty six thousand, four hundred and eight dollars ($46408) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees (“Base Salary”). The Base Salary will be subject to an automatic annual increase effective December 1 of each year during the Term in a percentage amount equal to the greater of (i) five percent (5%) or (ii) the annual percentage increase in the All-Items Consumer Price Index for All Urban Consumers for such year as determined for the month of August. The employee will also receive a special compensation amount(SCA) of $45000 U.S. dollars per year for fiscal years 2007,2008,2009,2010 payable in full on or before 15 April of the fiscal years 2007,2008,2009,2010.

(b)                                 During the term, Employee shall also be entitled to receive the benefits set forth in Schedule A hereto (the “Additional Benefits”) as well as any normal executive benefits of Employer not enumerated in that Schedule.

(c)                                  During the Term, Employee shall also receive the equity consideration pursuant to the agreement between Whitney and

Hartnett dated 17 June 2005. Such equity shall be issued within 30 days of an initial public offering of the companies stock.

(d)                                 During the Term, Employee shall also be entitled to receive annual-performance bonuses in amounts and at times as follows:

(e)                                  Employee shall be entitled to an annual performance bonus with respect to each fiscal year of the Employer during which Employee remains an employee of the Company beginning with the fiscal year ending March, 2006, in an amount determined as a percentage of Employee’s Base Salary, based on the following criteria:

Percentage of Actual EBITDA to Plan	Amount of Bonus
Less than 90%	Discretion of Board of Directors
90% to 99.9%	100% of Base Salary
100% to 109.9%	150% of Base Salary
110% or higher	200% of Base Salary

The amount payable under this formula, if any, shall be paid to Employee within fifteen (15) days following the delivery of the Company’s financial statements for each fiscal year of the Employer during the Term, but in no event later than one hundred twenty (120) days following the end of such fiscal year.

“Plan” shall mean the operating plan established by the Employee, in his status as CEO of Employer and as approved by the Board within thirty (30) days following the beginning of each fiscal year, as applicable to Employer and as applicable to the determination of bonuses payable to others of Employer’s employees to the extent such bonuses are calculated by reference to operating results.

“EBITDA” shall mean the income of the Employer increased by interest, taxes, depreciation and amortization, calculated in a manner consistent with the calculation of the Plan.

7.                                       EXPENSES.

Employer will payor reimburse Employee for such reasonable travel, entertainment, educational and other expenses as he may incur on behalf of Employer during the Term in connection with the performance of his duties hereunder. Employee shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time reasonably require or request.

8.                                       TERMINATION OF EMPLOYMENT.

Notwithstanding Section 1 hereof, the Term may be terminated prior to July 1, 2010 under the following circumstances:

(a)                                  DEATH OR TOTAL DISABILITY. The Term shall automatically and immediately terminate upon Employee’s death or “Total

Disability.” For purposes of this Agreement, “Total Disability” shall mean Employee’s physical or mental incapacitation or disability that renders Employee unable to perform the Services as performed prior to such incapacitation or disability for the period of twenty-six (26) consecutive weeks or during anyone hundred fifty (150) business days (whether or not consecutive) during any twelve (12) month period during the Term.

(b)                                 TERMINATION BY EMPLOYER FOR CAUSE. Employer, at its election, shall have the right to terminate the Term, by written notice to Employee to that effect, for “Cause”. The term “Cause” shall mean:

(i)            turpitude;

(ii)           any act of fraud, embezzlement, theft or conviction of a crime involving moral

(iii)          any material breach by Employee of any material covenant, condition, or agreement in this Agreement (“Employee’s Material Breach”); or

(iv)          any chemical dependency by Employee (other than in connection with medicines prescribed for Employee).

To terminate the Term pursuant to this Section 8(b), Employer shall give written notice (“Cause Notice”) to the Employee specifying the claimed Cause. If Employee fails to cure the same within thirty (30) days after the receipt of the applicable Cause Notice (or such longer period as may be reasonably required if such actions are subject to cure), the Term shall terminate at the end of such thirty (30) day period or such longer reasonable period, as the case may be. Notwithstanding anything that may be interpreted t9 the contrary, it is expressly agreed that no act of the type contemplated by or described in Section 8(b) (i) shall be capable of being cured by Employee and the Employer may terminate Employee immediately without the requirement for such cure period.

(c)                                  TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer shall have the right, at its election, to terminate the Term at any time for any reason other than “Cause” upon not less than sixty (60) days prior written notice to Employee.

(d)                                 TERMINATION BY EMPLOYEE. Employee shall have the right, at his election, to terminate the Term at any time by written notice to Employer upon not less than one hundred and twenty (120) days prior written notice; provided, however, that (i) such notice period shall be thirty (30) days in the case of a termination for “Good Reason”; and (ii) if such termination is other than for Good Reason the Non-Compete Term, for purposes of Section 4(b) and (d), shall continue through July 1, 2010. GOOD REASON. For purposes of this Agreement, Good Reason shall mean any of the following which occurs subsequent to the date of this Agreement’s commencement:

(i)            a substantial reduction in the Employee’s title, position, duties, responsibilities and status with the Company inconsistent with the Employee’s title, duties, responsibilities and status immediately prior to a change in the Employee’s titles or offices, or any removal of the Employee from or any failure to reelect the Employee to any of such positions, except in connection with the termination of his employment for disability, retirement or Cause or by the Employee other than for Good Reason; PROVIDED that such reduction or removal occurs at a time when (A) Employee does not have a majority of the voting power of the Company or (B) Employee has a majority of the voting power of the Company, but, notwithstanding Employee’s objections, the Beard of Directors of the Company has approved the taking of such actions;

(ii)           a relocation of Employee’s principal work location without his consent to. a location mere than 25 miles from the Company’s headquarters at Oxford, Connecticut;

(iii)          any material breach by the Company of any provision of this Agreement; or (iv) any failure by the Company to. obtain the assumption of this Agreement by any successor or assign of the Company.

(e)                                  SALARY AND BENEFITS IN EVENT OF TERMINATION. Upon termination of the Term, the following shall be applicable, notwithstanding anything to. the contrary elsewhere herein:

(i)            If the Term is terminated by Employer pursuant to. Section 8 (b) or by Employee pursuant to. Section 8 (d) other than for “Good Reason,” Employee shall thereafter be entitled to. the Base Salary and all benefits, including the Special Benefits for six months following the effective date of such termination, unless otherwise agreed by Employer.

(ii)           If the Term is terminated (A) pursuant to. Employee’s death or Total Disability pursuant to. section 8 (a) hereof, or (B) by the Employer without Cause pursuant to. Section 8 (c) hereof, or (C) by Employee with Good Reason pursuant to. Section 8 (d) hereof, (x) Employer shall pay to. Employee on the date of termination the Base Salary due to. Employee for the then remainder of the period ending July 1, 2010, net of any benefits paid to. Employee pursuant to. any policy of disability insurance maintained by Employer, plus a PRO RATA portion of the Employee’s annual bonus for the fiscal year of the Employer in which such termination occurs. (provided that in the case of Employee’s death or Total Disability such payment and benefits shall extend for no. longer than two. (2) years following such event), and (y) Employee shall be entitled to. all benefits including the Special Benefits described in Section 6 (b) hereof for the then remainder of the period ending July 1, 2010.

(f)                                    DELIVERY OF RECORDS UPON TERMINATION. Upon termination of the Term, Employee will deliver to. Employer all records of research, proposals, reports, memoranda, computer software and programming, budgets and ether financial information, and ether materials or records (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer and/or any Employer’s Affiliate.

9.                                       MISCELLANEOUS.

(a)                                  MODIFICATION AND WAIVER OF BREACH. No. waiver or modification of this Employment Agreement shall be binding unless it is in writing signed by the parties hereto. and expressly stating that it is intended to. modify this Agreement. No. waiver of a breach hereof shall be deemed to. constitute a waiver of a future breach, whether of a similar or dissimilar nature.

(b)                                 NOTICES. All notices and other communications required or permitted under this Employment Agreement shall be in writing, served personally en, or made by certified or registered United States mail to., the party to. be charged with receipt thereof. Notices and ether communications served in person shall be deemed delivered when so. served. Notices and other communications served by mail shall be deemed delivered hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communications is to be given, in the case of

(i)            Employer:

RBC Bearings Incorporated One Tribology Center
Oxford, CT 06478
A TTN :Chief Financial Officer

(ii)           Employee:

Michael J. Hartnett
385 South Street
Middlebury, Connecticut 06762

Any party may change said party’s address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

(c)                                  COUNTERPARTS. This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Employment Agreement.

(d)                                 GOVERNING LAW. Except as otherwise expressly provided herein, this Employment Agreement shall be construed in accordance with, and governed by, the internal laws of the State of Connecticut applicable to agreements executed and to be performed in such state without regard to principles of choice of law or conflicts of laws.

(e)                                  COMPLETE EMPLOYMENT AGREEMENT. This Employment Agreement and its Exhibits and Schedules, together contain the entire agreement between the parties hereto with respect to the subject matter of this Employment Agreement and supersedes all prior and contemporaneous oral and written negotiations, commitments, writings, and understandings with respect to the subject matter of Employee’s relationship with Employer, including that certain Employment Agreement, dated December 2000 between the Company and the Employee.

(f)                                    NON-TRANSFERABILITY OF EMPLOYEE’S INTEREST. None of the rights of Employee to receive any form of compensation payable pursuant to this Employment Agreement shall be assignable or transferable. Any attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of Employee hereunder shall be void. ..

In WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the day and year first above written.

EMPLOYEE:

/s/ Michael J. Hartnett

MICHAEL J. HARTNETT EMPLOYER:

RBC BEARINGS INCORPORATED

By:

RICHARD CRQWELL Chairman Compensation Committee

SCHEDULE A TO EMPLOYMENT AGREEMENT BETWEEN MICHAEL J.

HARTNETT AND RBC BEARINGS INCORPORATED, July 1,2005

SPECIAL BENEFITS

1. At Employer’s expense, continuation of life insurance coverage in the amount of $5,000,000, with Employee’s designees as beneficiaries.

2.

At Employer’s expense,

Executive Medical Coverage ($10,000 per year supplemental coverage).

Dental insurance.

. Prescription drug coverage.

The above medical, dental and prescription drug coverage benefits are subject to change at any time at the discretion of the Board of Directors of Employer; provided that such coverages provided to Employee shall at all times be at least as beneficial to Employee as are the coverages provided to other of Employer’s executive employees and shall always be fully paid by the Employer.

The above medical, dental and prescription drug coverage shall be in addition to Employee’s participation in any medical, hospitalization of related coverage maintained by Employer for the benefit of all its employees.

3. At Employer’s expense, disability insurance at least as beneficial to Employee as the disability provided for Employee immediately preceding the Commencement Date of this Agreement, provided that within that limitation, such insurance may be modified from time to time at the discretion of the Board of Directors of Employer.

4. Contributions by Employer to 401 (K) or other pension or profit sharing plans pursuant to arrangements applicable to all executive level employees.

5. The Employer shall maintain an appropriate apartment or other dwelling in Los Angeles for use by the Employee throughout the Term. The parties acknowledge that “appropriate” shall mean of at least the quality and convenience of the dwelling maintained for this purpose immediately preceding the Commencement date of the Agreement. .

6. Employee shall be provided six weeks of paid vacation for each twelve month period during the Term, to accrue PRO RATA during the course of each such twelve month period; and payable at Employee’s then- effective base salary rate on termination if not used during the Term.

7. Employee shall have unrestricted use of an appropriate automobile throughout the Term at the Employer’s expense, including without limitation, fuel, insurance, maintenance and repair. When the Agreement expires or otherwise terminates, Employee shall have the option to assume the lease or purchase the vehicle for its book value as of the Termination date, such option to be exercised within two months of said Termination date. The parties acknowledge that “appropriate” shall mean of at least the quality and convenience of the dwelling maintained for this purpose immediately preceding the Commencement date of the Agreement.